Exhibit 99.1

             Conn's, Inc. Reports Record Earnings for the
            Quarter and Nine Months Ended October 31, 2005

    BEAUMONT, Texas--(BUSINESS WIRE)--Dec. 1, 2005--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses and lawn and garden products, today announced record results for the third quarter and nine months ended October 31, 2005.
    Net income for the third quarter increased 44.6% to $9.1 million compared to $6.3 million for the third quarter of last year. Diluted earnings per share were $0.38 compared with $0.27 for the third quarter of last year. Total revenues for the quarter ended October 31, 2005 increased 30.4% to $173.3 million compared with $132.9 million for the quarter ended October 31, 2004. This increase in revenue included net sales increases of $37.9 million or 33.0% and increases from "Finance charges and other" of $2.5 million or 13.8%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 23.3% for the third quarter ended October 31, 2005. The strong same store sales performance was achieved through improved execution, attention to detail, effective sales promotions and the post-storm impact of Hurricanes Katrina and Rita.
    Expenses incurred relative to Hurricane Rita for the quarter totaled approximately $822,000. These expenses included costs of repairs to facilities, loss of damaged merchandise and costs associated with temporarily relocating and operating corporate functions away from the storm-affected area, net of estimated probable insurance reimbursement of $1.1 million. Due to evacuation orders prior to the storm in the Houston market and actual loss of essential services in the storm-affected area in Southeast Texas and Southwest Louisiana after the storm, several stores were closed resulting in 134 lost store days during the quarter or approximately 2.7% of the available store days. While the results for the quarter include loss of revenue due to the closed stores, it also includes the positive impact of increased sales due to replacement of storm-damaged appliances and electronics. The overall net positive impact to third quarter sales due to the storm is estimated at approximately 700 to 900 basis points of the same store sales increase.
    Also impacted by the storm were collections on outstanding customer receivables which has resulted in an increase in delinquencies greater than sixty days of approximately 140 basis points. Such an increase in delinquencies could ultimately result in higher charge-offs in the next fiscal year. The Company and its QSPE also temporarily experienced higher levels of bankruptcy filings in the quarter in response primarily to a recent bankruptcy law change. In providing for expected future charge-offs due to these events, pretax income for the quarter was reduced by $1.0 million.
    Net income for the nine months ended October 31, 2005 increased 35.3% to $28.3 million compared to $20.9 million for the nine months ended October 31, 2004. Diluted earnings per share were $1.17 compared with $0.88 for the first nine months of last year. Total revenues for the nine months ended October 31, 2005 increased 22.6% to $495.8 million compared with $404.4 million for the nine months ended October 31, 2004. This increase in revenue included net sales increases of $83.3 million, or 23.6%, and increases from "Finance charges and other" of $8.1 million, or 15.6%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 14.4% for the nine months ended October 31, 2005.
    During the third quarter, the Company continued its expansion into the Dallas/Fort Worth Metroplex with the opening of a clearance center in Mesquite, Texas, bringing the store count in this market to twelve as of October, 2005. A new store opened in Harlingen, Texas, the first week of August 2005, along with a store opened in San Antonio in November, bring the Company's total store count to 56. In early September, the Company began distributing product in the Dallas/Fort Worth market from its new 150,000 square foot distribution center located between Dallas and Fort Worth in Carrollton, Texas, and is expanding its existing service center in the area to better serve this growing market.
    Thomas J. Frank, Conn's Chairman and Chief Executive Officer, said, "This quarter presented us with numerous challenges, but our people met them with uncommon dedication and determination to succeed. The results are a testament to an extraordinary ability to execute and a passion to win. Due to the nature of the events of this quarter, it was necessary to record certain special charges, but we still had a very good quarter."

    EPS Guidance

    As a result of its performance for the first nine months, the Company is increasing its guidance for the year ending January 31, 2006 of earnings per diluted share from approximately $1.50 to $1.55 to approximately $1.60 to $1.65. Same store sales increases for the year are projected to be in the range of 12% to 15%. The estimate of earnings per diluted share is calculated in accordance with current accounting principles, generally accepted in the United States.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, December 1, 2005 at 10:00 AM, CDT, to discuss financial results for the quarter and nine months ended October 31, 2005. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing (800) 819-9193.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 56 retail locations in Texas and Louisiana: eighteen stores in the Houston area, twelve in the Dallas/Fort Worth Metroplex, eight in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, DLP and LCD televisions, camcorders, computers and computer peripherals, DVD players, portable audio and home theater products. The Company also sells lawn and garden products and mattresses, and continues to introduce additional product categories for the home to help increase same store sales and to respond to its customers' product needs.
    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Historically, it has financed, on average, approximately 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.
    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 5, 2005 and current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except earnings per share)

                              Three Months Ended   Nine Months Ended
                                  October 31,         October 31,
                              ------------------- -------------------
                                2004      2005      2004      2005
                              --------- --------- --------- ---------

Revenues

   Total net sales            $115,121  $153,068  $352,514  $435,851
   Finance charges and other    17,789    20,237    51,874    59,992
                              --------- --------- --------- ---------

      Total revenues           132,910   173,305   404,388   495,843

Cost and expenses
   Cost of goods sold,
    including warehousing
    and occupancy costs         82,523   110,024   253,002   314,520
   Cost of parts sold,
    including warehousing
    and occupancy costs          1,159     1,334     3,354     3,795
   Selling, general and
    administrative expense      37,738    46,881   110,121   131,063
   Provision for bad debts       1,373       929     4,022     2,524
                              --------- --------- --------- ---------

      Total cost and expenses  122,793   159,168   370,499   451,902
                              --------- --------- --------- ---------

Operating income                10,117    14,137    33,889    43,941
Interest expense, net              615        74     1,764       488
                              --------- --------- --------- ---------

Income before minority
 interest and income taxes       9,502    14,063    32,125    43,453
Minority interest in limited
 partnership                      (113)        -      (359)        -
                              --------- --------- --------- ---------
Income before income taxes       9,389    14,063    31,766    43,453

Total provision for income
 taxes                           3,074     4,932    10,888    15,196
                              --------- --------- --------- ---------

Net income                      $6,315    $9,131   $20,878   $28,257
                              ========= ========= ========= =========

Earnings per share
   Basic                         $0.27     $0.39     $0.90     $1.21
   Diluted                       $0.27     $0.38     $0.88     $1.17
Average common shares
 outstanding
   Basic                        23,206    23,458    23,175    23,378
   Diluted                      23,681    24,286    23,716    24,088


                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                            January 31,   October 31,
                                               2005          2005
                                            ------------  ------------

                   Assets
Current assets
   Cash and cash equivalents                     $7,027       $36,165
   Interests in securitized assets and
    accounts receivable, net                    131,294       142,186
   Inventories                                   62,346        71,636
   Deferred income taxes                          4,901         6,941
   Prepaid expenses and other assets              3,356         3,838
                                            ------------  ------------
      Total current assets                      208,924       260,766
Non-current deferred income tax asset             1,523         2,755
Total property and equipment, net                47,710        53,431
Goodwill and other assets, net                    9,846         9,891
                                            ------------  ------------
       Total assets                            $268,003      $326,843
                                            ============  ============
    Liabilities and Stockholders' Equity
Current liabilities
   Notes payable                                 $5,500            $-
   Current portion of long-term debt                 29            11
   Accounts payable                              26,912        52,931
   Accrued expenses                              19,883        32,469
   Fair value of derivatives                        177             -
   Other current liabilities                      8,349         8,742
                                            ------------  ------------
      Total current liabilities                  60,850        94,153
Long-term debt                                    5,003             -
Non-current deferred income tax liability           704           877
Deferred gain on sale of property                   644           518
Total stockholders' equity                      200,802       231,295
                                            ------------  ------------
         Total liabilities and stockholders'
          equity                               $268,003      $326,843
                                            ============  ============


                             Conn's, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                 For the Nine Months
                                                  Ended October 31,
                                                ----------------------
                                                  2004        2005
                                                ----------  ----------

Net cash provided by operating activities            $597     $51,852
                                                ----------  ----------

Cash flows from investing activities
  Purchase of property and equipment              (14,957)    (14,107)
  Proceeds from sale of property                    1,072          22
                                                ----------  ----------
Net cash used in investing activities             (13,885)    (14,085)
Cash flows from financing activities
  Net borrowings (payments) under bank credit
   facilities, debt costs                           9,563     (10,630)
  Net proceeds from stock issued under employee
   benefit plans                                      925       2,022
  Payment of promissory notes                         (52)        (21)
                                                ----------  ----------
Net cash provided by (used in) financing
 activities                                        10,436      (8,629)
                                                ----------  ----------
Impact on cash of consolidation of SRDS               284           -
                                                ----------  ----------
Net change in cash                                 (2,568)     29,138
Cash and cash equivalents
  Beginning of the year                            12,942       7,027
                                                ----------  ----------
End of period                                     $10,374     $36,165
                                                ==========  ==========


                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                               Three Months Ended   Nine Months Ended
                                   October 31,         October 31,
                               ------------------- -------------------

                                 2004      2005      2004      2005
                               --------- --------- --------- ---------

Total revenues                 $132,910  $173,305  $404,388  $495,843
Less cost of goods and parts
 sold, including warehousing
 and occupancy cost             (83,682) (111,358) (256,356) (318,315)
                               --------- --------- --------- ---------
Gross margin dollars            $49,228   $61,947  $148,032  $177,528
                               ========= ========= ========= =========

Gross margin percentage            37.0%     35.7%     36.6%     35.8%


                        PORTFOLIO STATISTICS
          For the periods ended January 31, 2003, 2004, 2005
                     and October 31, 2004 and 2005
(dollars in thousands, except average outstanding balance per account)

                     1/31/03   1/31/04   1/31/05  10/31/04  10/31/05
                    --------- --------- --------- --------- ---------

Total accounts       285,247   299,717   350,251   331,941   396,506
Total outstanding
 balance            $303,825  $349,470  $428,700  $400,499  $490,597
Average outstanding
 balance per account  $1,065    $1,166    $1,224    $1,207    $1,237
60 day delinquency   $16,176   $18,267   $23,143   $21,507   $33,399
Percent delinquency      5.3%      5.2%      5.4%      5.4%      6.8%
Loan loss ratio          3.5%      3.4%      2.9%      3.4%      2.6%




    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696  Ext. 3218